Exhibit 99.1

SEALY CORPORATION

Mailing Address: One Office Parkway • Trinity, North Carolina 27370

Telephone: 336-861-3500 • Fax: 336-861-3501

FOR IMMEDIATE RELEASE	Contact:	Mark D. Boehmer
VP & Treasurer
(336) 861-3603

SEALY MATTRESS COMPANY REFINANCES ITS SENIOR CREDIT FACILITY

ARCHDALE, North Carolina, August 28, 2006 –Sealy Mattress Company, a subsidiary of Sealy Corporation (NYSE: ZZ), announced today that it has refinanced its $440 million senior secured facility due in 2012.  The new facility will replace the existing $440 million senior secured facility.  The new facility will be made up of a Term Loan A due in 2011 in the amount of $300 million with a current interest rate of LIBOR plus 1.25% and a Term Loan E due in 2012 in the amount of $140 million with a current interest rate of LIBOR plus 1.50%.  This new facility replaces the current Term Loan which had an interest rate of LIBOR plus 1.75%.

“We are pleased to be able to complete this refinancing transaction which will allow us to reduce Sealy’s cost of borrowing,” said David J. McIlquham, Sealy’s Chairman and Chief Executive Officer.  “It represents another step in our ongoing efforts to consistently increase Sealy’s cash flow over the long term.”

About Sealy

Sealy is the largest bedding manufacturer in the world with sales of nearly $1.5 billion in 2005. The Company manufactures and markets a broad range of mattresses and foundations under the Sealy®, Sealy Posturepedic®, Stearns & Foster®, and Bassett® brands. Sealy has the largest market share and highest consumer awareness of any bedding brand in North America. Domestically, Sealy has 20 plants, and sells its products to 2,900 customers with more than 7,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.